EXHIBIT 99.1

Contact:

Investors & Financial Media:

Mitch Gellman

(949) 260-8328

ir@simpletech.com

SimpleTech Reports Financial Results For Third Quarter of 2006 with 38% Year-over-Year Revenue Growth and 250% Diluted Earnings Per Share Growth

Third Quarter 2006 OEM Flash Revenue Grows to Record High of $24.8 Million; Order Backlog Increases by $11.6 Million to $39.6 Million from June 30, 2006

SANTA ANA, Calif., November 8, 2006 — SimpleTech, Inc. (Nasdaq: STEC) today announced its financial results for the third quarter ended September 30, 2006. Revenue for the third quarter of 2006 was $92.8 million, an increase of 17% from $79.5 million for the second quarter of 2006 and an increase of 38% from $67.2 million for the third quarter of 2005. Gross profit margin increased to 25.1% for the third quarter of 2006, compared to 24.8% in the second quarter of 2006 and 20.7% for the third quarter of 2005. Diluted earnings per share was $0.14 for the third quarter of 2006, compared to $0.10 for the second quarter 2006 and $0.04 for the third quarter of 2005.

Revenue growth in the third quarter of 2006 resulted from stronger than expected demand in every major product category; in particular, sales of customized Flash memory to OEMs, which grew to a quarterly record high. Increased gross profit margin and diluted earnings per share for the third quarter of 2006 were positively impacted by a product mix shift toward higher-margin OEM Flash products. Increased sequential revenues, coupled with a small decrease in operating expenses, resulted in improved operating leverage, yielding an operating margin of 11.4% in the third quarter of 2006, compared to 8.5% in the second quarter of 2006 and 3.7% in the third quarter of 2006. During the quarter, the company recorded approximately $825,000 of income from DRAM class action litigation settlements that reduced general and administrative expenses. The company expects to record approximately $1.1 million of additional income from these DRAM class action litigation settlements in the fourth quarter of 2006. Order backlog was $39.6 million on September 30, 2006, compared to $28.0 million on June 30, 2006 and $12.1 million on September 30, 2005.

The company previously announced that it will host its first-ever Analysts Day on November 10, 2006. The half-day event, to be held in New York City, will be a technology teach-in focusing on the company’s current IP and technologies and how they apply to niche markets that fit the company’s business model. Due to security procedures and space limitations at the venue, attendees must RSVP in advance with the company’s Investor Relations department at ir@simpletech.com.

Business Segments

OEM Division

Revenue from OEM Division customers comprised 58% of total revenue for the third quarter of 2006, compared to 59% of total revenue for the second quarter of 2006 and 49% of total revenue for the third quarter of 2005. OEM Division revenue was $53.8 million for the third quarter of 2006 driven primarily by an increase in OEM Flash product revenue, which represented an increase of 14% from $47.3 million for the second quarter of 2006 and an increase of 64% from $32.8 million for the third quarter of 2005. The growth of the company’s OEM Flash revenue as well as our overall profitability, in large part, are the result of continued investment in OEM Flash controller technology and custom firmware, and the company’s hardware design capabilities.

Consumer Division

Revenue from Consumer Division customers comprised 42% of total revenue for the third quarter of 2006, compared to 41% of total revenue for the second quarter of 2006 and 51% of total revenue for the third quarter of 2005. Consumer Division revenue was $39.0 million for the third quarter of 2006, an increase of 21% from $32.2 million for the second quarter of 2006 and an increase of 13% from $34.4 million for the third quarter of 2005. Consumer Division revenue for the third quarter of 2006 was positively impacted by increased product revenues from our external storage and DRAM product lines and back-to-school seasonality.

Business Outlook

“Our continued success reflects the execution of our stated business model, and our now-proven ability to lead the market providing customized memory and storage solutions to OEM customers,” said Manouch Moshayedi, SimpleTech’s Chairman and CEO.

“During the third quarter of 2006 our business model continued to function remarkably well. Moreover, we continue to grow our base of both consumer and OEM customers. The changing product mix, with OEM Flash leading the way, resulted in increased revenue, gross profit margin, operating margin and earnings during the third quarter of 2006.

“Regarding market strategy, our OEM Division continues to focus on select niche markets. The results achieved for the third quarter of 2006 demonstrate that this strategy is succeeding. We continue to benefit from decreasing Flash chip prices. As NAND Flash chip prices fall, as they have significantly during the last few years, Flash-based solutions, which previously might have been cost prohibitive, become an attractive alternative to hard disk based solutions for many OEM applications. I believe this pricing dynamic, our ability to penetrate the OEM market and a growing order backlog illustrate a positive outlook for SimpleTech.

“As a result of these factors and achievements, we believe that we can sustain this marked improvement in our performance level and currently expect our revenue for the fourth quarter of 2006 to range from $95 million to $100 million, gross profit margin to remain relatively stable, and diluted earnings per share to range from $0.15 to $0.16. The company has in the past preannounced its quarterly earnings results when actual results were expected to differ materially from its prior guidance. The company no longer intends to preannounce its earnings results in future quarters in such circumstances and will only announce its quarterly results in its regularly scheduled earnings releases.”

Conference Call

SimpleTech, Inc. will hold an open conference call to discuss results for the third quarter of 2006. The call will take place today at 1:30 p.m., Pacific/4:30 p.m., Eastern. The call-in numbers for the conference are 1-800-781-3662 (United States and Canada) and 1-706-643-7710 (International).

Webcast

This call is being webcast. The webcast can be accessed by clicking on “Investors” at the bottom of the home page at www.simpletech.com. The webcast will be archived and available for replay beginning approximately two hours after the live call concludes.

About SimpleTech, Inc. (Nasdaq: STEC)

SimpleTech, Inc. designs, develops, manufactures and markets custom and open-standard memory solutions based on Flash memory and DRAM technologies, and external storage solutions. Headquartered in Santa Ana, California, the company specializes in developing high-density DRAM memory modules and high-speed, high-capacity solid-state Flash drives and memory cards used in sensitive and highly-volatile environments. For information about SimpleTech, Inc., and to subscribe to the company’s “Email Alert” service, please visit our web site at www.simpletech.com, click “Investors” and then Email Alert.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning additional income from the DRAM class action litigation settlements in the fourth quarter of 2006; continued growth of our base of both consumer and OEM customers; OEM Division market strategy of focusing on select niche markets and the success of this strategy; falling NAND Flash chip prices; Flash-based solutions becoming an attractive alternative to hard disk based solutions for many OEM applications; pricing dynamic, ability to penetrate the OEM market and growing backlog illustrating a positive outlook for SimpleTech; belief that we can sustained our performance level; and revenue, gross profit margin percentage and diluted earnings per share guidance for the fourth quarter of 2006. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. Important factors which could cause actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by SimpleTech, including its Annual Report on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K. Other factors that could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include the following risks: changes in demand from certain customer segments; the cost of raw materials may fluctuate widely in the future; our backlog may not result in future revenue; delays in the qualification process of our products with customers; slower than expected expansion of our international business; we may not realize the anticipated benefits from any acquisitions of businesses, technologies, or assets we have and may undertake in the future; excess availability of DRAM or Flash memory could reduce component pricing resulting in lower average selling prices and gross profit; DRAM or Flash memory supply may tighten requiring suppliers to place their customers, including us, on limited component allocation; effects of seasonality; interruptions or delays at the semiconductor manufacturing facilities that supply products to us; higher than expected operating expenses; new and changing technologies limiting the applications of our products; our inability to become more competitive in new and existing markets; our inability to maintain and increase market share; difficulty competing in sectors characterized by aggressive pricing and low margins; higher than anticipated product returns, inventory write-downs, price protection and rebate charges; new customer and supplier relationships may not be implemented successfully; impact of our previously announced stock repurchase program; higher than anticipated capital equipment expenditures; adverse global economic and geo-political conditions, including acts of terror, business interruption due to earthquakes, hurricanes, pandemics, power outages or other natural disasters; and potential impact of high energy prices and other global events outside of our control which could adversely impact consumer confidence and hence reduce demand for our products. The information contained in this press release is a statement of SimpleTech’s present intention, belief or expectation. SimpleTech may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in SimpleTech’s assumptions or otherwise. SimpleTech undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

SimpleTech, Inc.

Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2006	December 31, 2005
ASSETS:
Current Assets:
Cash and cash equivalents	$37,826	$60,006
Accounts receivable, net of allowances of $2,966 at September 30, 2006 and $878 at December 31, 2005	60,912	38,630
Inventory, net	75,504	37,108
Deferred income taxes	2,317	1,410
Other current assets	1,926	3,825

Total current assets	178,485	140,979
Furniture, fixtures and equipment, net	10,578	8,231
Intangible assets	852	1,036
Goodwill	1,682	733
Other long-term assets	1,773	1,647
Deferred income taxes	2,429	2,515

Total assets	$195,799	$155,141

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities:
Accounts payable	$38,637	$20,564
Accrued and other liabilities	8,697	7,195

Total liabilities	47,334	27,759
Shareholders’ Equity:
Common stock	47	45
Additional paid-in capital	120,285	111,576
Retained earnings	28,133	15,761

Total shareholders’ equity	148,465	127,382

Total liabilities and shareholders’ equity	$195,799	$155,141

SimpleTech, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months September 30,		Nine Months September 30,
	2006	2005	2006	2005
Net revenues	$92,785	$67,221	$237,795	$198,737
Cost of revenues	69,463	53,313	182,097	161,054

Gross profit	23,322	13,908	55,698	37,683
Sales and marketing	7,137	6,352	20,182	17,750
General and administrative	3,049	3,279	10,282	9,459
Research and development	2,543	1,805	6,808	4,709

Total operating expenses	12,729	11,436	37,272	31,918
Operating income	10,593	2,472	18,426	5,765
Interest income and other	397	367	1,378	1,219

Income before provision for income taxes	10,990	2,839	19,804	6,984
Provision for income taxes	4,178	999	7,432	2,175

Net income	$6,812	$1,840	$12,372	$4,809

Net income per share:
Basic	$0.15	$0.04	$0.27	$0.11
Diluted	$0.14	$0.04	$0.26	$0.10

Shares used in net income per share computation:
Basic	46,456	44,761	45,773	45,326
Diluted	48,489	46,668	47,156	46,809